Exhibit 99.1

                Hub International Reports 2004 Results

    CHICAGO--(BUSINESS WIRE)--Feb. 23, 2005--Hub International Limited (NYSE:HBG)(TSX:HBG):

    --  Revenue increases 33% in fourth quarter, 26% for full year

    --  Net earnings decline 64% in quarter, 28% for year, including
        Talbot charge

    -- Net earnings increase 7% in Q4, 11% for full year, ex-Talbot charge

    --  Hub posts 1% organic growth in Q4, 5% for full year.

    Hub International Limited (NYSE:HBG)(TSX:HBG), as expected, today reported lower earnings on higher revenue for the fourth quarter and full year ended December 31, 2004. For both periods, the decline in earnings resulted from the non-cash stock based compensation charge (Talbot charge) related to the Talbot Financial Corporation acquisition on July 1, 2004.
    "We are happy with our results for 2004," said Martin P. Hughes, chairman and chief executive officer. "We're moving in the right direction and we are making progress in each of the corporate initiatives announced around this time last year. We anticipate increased progress in 2005."
    Hughes said the company anticipates no material weaknesses to report under Sarbanes-Oxley requirements when the 2004 Form10-K is filed with the Securities and Exchange Commission. In addition, he noted that reviews by external legal counsel--in response to inquiries from New York's Attorney General and other states' legal and regulatory authorities--have not indicated inappropriate dealings with customers.
    Hughes also noted that the firm has received only a few inquiries from customers as a result of high-profile probes of the industry by legal and regulatory officials of various states regarding contingent commissions and other payments received from insurance companies.
    "It's impossible to prove a negative, but customer and employee hotlines and an inquiry by external legal counsel have not suggested inappropriate activity in our organization," Hughes said. "We will continue to emphasize the importance of ethical behavior and strong customer service in all our dealings with business partners, as that is the key to long-term account retention and value creation for shareholders."

    Full-year Growth Reflects Expansion Program

    Due to the Talbot charge, Hub's net earnings declined 28% to $26.2 million, or $0.80 per diluted share, in 2004 from $36.5 million, or $1.14 per diluted share, in 2003. Revenue increased 26% to $360.9 million from $286.4 million for the year, reflecting the impact of acquisitions and a 5% organic growth rate. Organic growth includes revenue gains from operations owned at least 12 months. Of the 26% revenue increase and the 5% organic growth rate, 3 percentage points of improvement resulted from a stronger Canadian dollar. During 2004, core commissions increased 27%, while contingent commissions and volume overrides increased 17%.


Normalized Earnings
 Comparison              2004        2003        2004        2003
----------------------------------------------------------------------
                        (000's)     (000's)   Per diluted Per diluted
                                               share       share
----------------------------------------------------------------------
Net earnings reported
 under Canadian GAAP
 for year ended
 December 31              $26,244     $36,509       $0.80       $1.14
----------------------------------------------------------------------
Non-cash stock based
 compensation--Talbot     $14,388         $--       $0.41         $--
----------------------------------------------------------------------
Write-off of
 trademarks                $1,656         $--       $0.05         $--
----------------------------------------------------------------------
Impact of foreign
 exchange                 ($1,734)    ($2,260)     ($0.05)     ($0.07)
----------------------------------------------------------------------
Life insurance
 proceeds                     $--     ($1,000)        $--      ($0.03)
----------------------------------------------------------------------
Normalized net
 earnings                 $40,554     $33,249       $1.21       $1.04
----------------------------------------------------------------------


    Earnings comparisons are complicated by the Talbot charge and other factors, as shown in the table above. As discussed previously, approximately 70 Talbot employees will receive non-cash stock based compensation in an earnout based on profitability. As these employees were not shareholders of Talbot prior to the acquisition, the non-cash accrual is recorded in the income statement, rather than as a balance sheet adjustment. The earnout is calculated as a multiple of EBITA (earnings before interest, taxes and amortization), a non-GAAP measure. During 2004, Hub recognized $14.4 million of non-cash stock based compensation expense related to Talbot. The Talbot charge is not deductible for income tax purposes.
    In addition, Hub's non-cash writedown of intangibles, related to its branding initiative, reduced 2004 net earnings by $1.7 million, versus $1.0 million of life insurance proceeds which increased 2003 net earnings.
    Foreign exchange adjustments, a normal but variable component of Hub's financial reporting, affected the income statement differently in 2004 versus 2003. A stronger Canadian dollar added $1.7 million to net earnings in 2004, down from $2.3 million in 2003.
    When these items are excluded from comparisons, net earnings increased 22% to $40.6 million, or $1.21 per diluted share, from $33.2 million, or $1.04 per diluted share, a year earlier.
    Hub recorded substantial growth in revenue and positive organic growth rates at most regional hubs. In the United States, revenue grew 35% to $239.0 million from $177.2 million due to acquisitions, and organic growth was zero percent in a declining rate environment. In Canada, where rates weakened later in the year than in the United States, revenue grew 12% to $121.8 million from $109.1 million. Canada's organic growth rate of 13% for the year included 8 percentage points resulting from a stronger Canadian dollar.
    "The U.S. organic growth rate requires some explanation," Hughes said. "We experienced a significant revenue decline at Hub Midwest, including the previously reported loss of a major client for creditor-placed insurance programs. Absent the performance at HUB Midwest, U.S. organic growth would have been 3% for 2004. Meanwhile, we have reduced costs aggressively at this hub, limiting the negative impact of lost sales on operating margins."
    Cash compensation expense increased 28% to $199.5 million from $156.3 million, increasing as a percentage of revenue to 55% from 54% in 2003. Hughes said this increase resulted primarily from a higher relative level of compensation cost at Talbot, and he reiterated that the company continues to have a goal of reducing compensation expense as a percentage of revenue. Selling, occupancy and administration expense rose 29% to $73.2 million from $56.6 million, equal to about 20% of revenue in both years. Overhead expense included more than $2.5 million of increased expenditures related to Sarbanes-Oxley compliance and inquiries regarding brokerage compensation practices. Interest expense increased 44% to $7.5 million, due to acquisition financing.
    All these factors, including the Talbot charge, reduced pre-tax margin to 13% from 19% in 2003. Excluding the Talbot charge, pre-tax margin declined to 17% from 19% in 2003, due primarily to the increased amortization and interest expense associated with Talbot. Hub's effective tax rate was an unusually high 43% versus 34% in the prior year. The tax rate increase was due primarily to the non-deductible nature of the Talbot charge in 2004. Excluding the Talbot charge, the effective tax rate for 2004 was 33%. Net margin in 2004 declined to 7% from 13%, including the impact of the Talbot charge. Absent the Talbot charge, net margin was 11%.
    "Relative stability in margins was a major achievement in a year of declining rates, new investment in the corporate infrastructure, large increases in legal and accounting expense and integration of a $100 million acquisition with lower margins than Hub," Hughes said. "Margin improvement remains a substantial priority for us in 2005."

    Revenue Rises in Fourth Quarter

    For the fourth quarter, the Talbot charge led to a 64% decline in net earnings to $3.9 million from $10.7 million a year earlier, despite a 33% increase in revenue to $104.4 million from $78.7 million and a 1% organic growth rate. A stronger Canadian dollar added 3 percentage points to consolidated revenue growth and organic growth in the fourth quarter. Core commissions increased 34%, while contingent commissions and volume overrides grew 28%.


Normalized Earnings
 Comparison              2004        2003        2004        2003
----------------------------------------------------------------------
                                              Per diluted Per diluted
                         (000)       (000)     share       share
----------------------------------------------------------------------
Net earnings reported
 under Canadian GAAP
 for fourth quarter
 ended December 31         $3,884     $10,676       $0.13       $0.33
----------------------------------------------------------------------
Non-cash stock based
 compensation--Talbot      $7,495         $--       $0.23        $ --
----------------------------------------------------------------------
Impact of foreign
 exchange                   $(499)    $(1,031)     $(0.02)     $(0.03)
----------------------------------------------------------------------
Normalized net
 earnings                 $10,880      $9,645       $0.34       $0.30
----------------------------------------------------------------------


    Non-cash stock based compensation to Talbot managers was higher than anticipated in the fourth quarter, due to stronger profitability at Talbot. Because non-cash stock based compensation is calculated as a multiple of EBITA (earnings before interest, taxes and amortization), a non-GAAP measure, stronger profitability at Talbot during the earnout period translates into reduced earnings.
    In reviewing the most recent quarter's results, Hughes noted that rates continued to decline in both the United States and Canada. In the United States, revenue increased 48% to $73.0 million from $49.3 million, due to acquisitions. Organic growth was a negative 5%, reflecting the loss of a large client in the creditor-placed insurance business, as well as weakness in the retail property and casualty division of Hub Midwest. In Canada, revenue increased 7% to $31.3 million from $29.4 million, while organic growth came in at 9%. Organic growth was higher than overall growth due to the impact of a small divestiture in the fourth quarter. Of the Canadian revenue growth, 8 percentage points reflected the impact of a stronger Canadian dollar.
    Cash compensation expense increased 40% to $59.2 million from $42.6 million, increasing to 57% of revenue from 54% of revenue in the prior year. Hughes said the relative increase in compensation cost reflected the relatively higher compensation ratio at Talbot. Selling, occupancy and administration expense rose 39% to $21.9 million from $15.7 million, growing to 21% of revenue from 20%, due in large part to costs of Sarbanes-Oxley compliance and responses to inquiries regarding brokerage compensation practices. Interest expense also rose sharply, growing 71% to $1.8 million from $1.0 million, due to financing costs for acquisitions.
    The impact of these higher expense levels, including the Talbot charge, led to a decline in pre-tax margin to 8% from 20% a year ago. Excluding the Talbot charge, pre-tax margin declined to 16% from 20%. Hub's effective tax rate was an unusually high 55% in the fourth quarter, versus 31% a year earlier, due primarily to the Talbot charge.

    Outlook Includes Emphasis on Cost Management, Sales Culture

    "Looking into 2005," Hughes said, "we are focusing heavily on building organic growth levels while keeping pressure on expenses. We believe we can increase our margins as we achieve both organic growth and expense control. We anticipate some easing of Sarbanes-Oxley expense as the significant implementation portion of these costs will not be repeated. Legal costs related to inquiries into compensation practices cannot be predicted at this time.
    "Meanwhile, there is no substitute for stronger sales levels and we are getting good initial traction from the sales culture initiatives we implemented in 2004. Through effective management of the sales pipeline and more aggressive recruiting of strong producers, we intend to improve our sales productivity, account retention and long-term growth potential."

    Understanding the Talbot Compensation Charge

    Hub discloses the impact of non-cash stock based compensation related to Talbot in order to give investors increased insight into Hub's results of operations and the effective cost of the Talbot acquisition.
    Both the $90 million cash paid to Safeco Corporation and the future issuance of restricted and non-restricted Hub shares to approximately 70 Talbot executives are components of the total consideration paid to acquire Talbot. This total consideration is within Hub's target range of paying 5-7 times EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure for acquired brokerages.
    The executives of Talbot were not shareholders prior to the sale, and therefore non-cash stock based compensation they receive under terms of the purchase agreement is recorded as compensation expense. This compensation expense, which is not deductible for tax purposes, will be charged to earnings through the first quarter of 2007 and will affect earnings comparisons through 2007, making it difficult for investors to analyze the company's results in comparison to prior years and industry peers.
    In the fourth quarter of 2004, Hub recorded $7.5 million of non-cash stock based compensation for Talbot based on a total estimated earnout liability of approximately $50 million. The amount of non-cash stock based compensation may vary from quarter to quarter based on the profitability of Talbot. Based on the current expected earnout of approximately $50 million, the estimated charge to earnings will be:


2004 $14.4 million (actual)
2005 $25.5 million
2006 $8.4 million
2007 $ 1.5 million


    Conference Call and Webcast

    Hub International will discuss its financial results and outlook on a conference call scheduled for 9:30 a.m. (CT), 10:30 a.m. (ET) today, February 23, 2005. This call is being webcast by Thompson/CCBN and can be accessed at Hub International's web site at www.hubinternational.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).
    Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

    This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products, exchange rates, resolution of regulatory issues, including those related to compensation arrangements with insurance companies, the actual costs of resolution of contingent liabilities and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


HUB INTERNATIONAL LIMITED
Consolidated Organic Growth
For the three months and twelve months ended December 31, 2004
(in thousands of U.S. dollars, except percentages)

                                                      Net
                    Revenue                       Adjustments
               ------------------           Total     For      Organic
                 Fourth quarter    Total   Growth(Acquisitions) Growth
                  2004     2003  Change ($)  (%)  And Disposals  (%)
               -------------------------------------------------------
Total
-----
Commission
 Income        $100,103  $74,706   $25,397    34%     $(24,576)     1%
Contingent
 Commissions
 and Volume
 Overrides        1,765    1,380       385    28%         (367)     1%
Other Income      2,500    2,570       (70)   -3%         (369)   -17%
               -------------------------------------------------------
Total          $104,368  $78,656   $25,712    33%     $(25,312)     1%
               -------------------------------------------------------

USA
---
Commission
 Income         $69,700  $46,701   $22,999    49%     $(25,223)    -5%
Contingent
 Commissions
 and Volume
 Overrides        1,427      918       509    55%         (367)    16%
Other Income      1,912    1,669       243    15%         (380)    -8%
               -------------------------------------------------------
Total           $73,039  $49,288   $23,751    48%     $(25,970)    -5%
               -------------------------------------------------------

Canada
------
Commission
 Income         $30,403  $28,005    $2,398     9%         $647     11%
Contingent
 Commissions
 and Volume
 Overrides          338      462      (124)  -27%            -    -27%
Other Income        588      901      (313)  -35%           11    -36%
               -------------------------------------------------------
Total           $31,329  $29,368    $1,961     7%         $658      9%
               -------------------------------------------------------



                                                       Net
                    Revenue                        Adjustments
               ------------------           Total     For      Organic
                  Twelve months    Total   Growth(Acquisitions) Growth
                  2004     2003  Change ($)  (%)  And Disposals  (%)
               -------------------------------------------------------
Total
-----
Commission
 Income        $328,961 $259,461   $69,500    27%     $(56,814)     5%
Contingent
 Commissions
 and Volume
 Overrides       21,705   18,530     3,175    17%         (897)    12%
Other Income     10,184    8,368     1,816    22%       (1,853)     0%
               -------------------------------------------------------
Total          $360,850 $286,359   $74,491    26%     $(59,564)     5%
               -------------------------------------------------------

USA
---
Commission
 Income        $216,293 $158,025   $58,268    37%     $(58,619)     0%
Contingent
 Commissions
 and Volume
 Overrides       14,864   13,493     1,371    10%         (898)     4%
Other Income      7,860    5,701     2,159    38%       (1,909)     4%
               -------------------------------------------------------
Total          $239,017 $177,219   $61,798    35%     $(61,426)     0%
               -------------------------------------------------------

Canada
------
Commission
 Income        $112,668 $101,436   $11,232    11%       $1,805     13%
Contingent
 Commissions
 and Volume
 Overrides        6,841    5,037     1,804    36%            1     36%
Other Income      2,324    2,667      (343)  -13%           56    -11%
               -------------------------------------------------------
Total          $121,833 $109,140   $12,693    12%       $1,862     13%
               -------------------------------------------------------



HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings
For the three months and twelve months ended
 December 31, 2004 and 2003
(in thousands of U.S. dollars, except per share amounts)

                             Fourth quarter         Twelve months
                          --------------------- ----------------------
                                2004      2003        2004       2003
                          --------------------- ----------------------
                          (Unaudited)(Unaudited)(Unaudited)
Revenue
  Commission income         $100,103   $74,706    $328,961   $259,461
  Contingent commissions
   and volume overrides        1,765     1,380      21,705     18,530
  Other                        2,500     2,570      10,184      8,368
                          --------------------- ----------------------
                             104,368    78,656     360,850    286,359
                          --------------------- ----------------------

Expenses
  Cash compensation           59,176    42,576     199,520    156,320
  Selling, occupancy and
   administration             21,913    15,718      73,199     56,606
  Depreciation                 1,987     1,782       7,266      6,244
  Interest expense             1,778     1,039       7,470      5,191
  Intangible asset
   amortization                1,899       811       5,520      3,208
  Non-cash stock based
   compensation                9,229     1,226      20,890      4,801
  Loss on write-off of
   trademarks                      -         -       2,587          -
  (Gain)/loss on disposal of
   subsidiaries, property,
   equipment and other assets   (340)       79      (1,880)      (202)
  (Gain)/loss on put
   option liability                -         7           -       (160)
  Proceeds from life
   insurance                       -         -           -     (1,000)
                          --------------------- ----------------------
                              95,642    63,238     314,572    231,008
                          --------------------- ----------------------

Net earnings before income
 taxes                         8,726    15,418      46,278     55,351
                          --------------------- ----------------------

Provision for income tax
 expense
  Current                      3,142     1,583      19,904     16,922
  Future                       1,700     3,159         130      1,920
                          --------------------- ----------------------
                               4,842     4,742      20,034     18,842
                          --------------------- ----------------------
Net earnings                   3,884    10,676      26,244     36,509
Interest on subordinated
 convertible debentures                    472       1,900      1,886
Dividends in lieu on
 restricted share units            7        35          95        111
                          --------------------- ----------------------
Diluted net earnings          $3,891   $11,183     $28,239    $38,506
                          --------------------- ----------------------
                          --------------------- ----------------------

Earnings per share
  Basic                        $0.13     $0.36       $0.87      $1.22
  Diluted                      $0.12     $0.33       $0.80      $1.14

Weighted average shares
 outstanding
  - Basic  (000's)            30,336    30,007      30,246     29,967
Weighted average shares
 outstanding
  -  Diluted (000's)          33,169    34,237      35,305     33,767



HUB INTERNATIONAL LIMITED
Consolidated Balance Sheets
As of December 31, 2004 and December 31, 2003
(in thousands of U.S. dollars)
                                                      2004      2003
                                                   --------- ---------
                                                  (Unaudited)
Assets
Current assets:
Cash and cash equivalents                           $98,204   $82,052
Trust cash                                           71,718    54,534
Accounts and other receivables                      162,841   163,728
Income taxes receivable                               6,208     6,768
Future income taxes                                   3,901     2,776
Prepaid expenses                                      5,835     4,449
                                                   --------- ---------
Total current assets                                348,707   314,307

Goodwill                                            376,676   305,862
Other intangible assets                              88,842    42,903
Property and equipment                               27,907    24,181
Future income taxes                                   4,368     5,232
Other assets                                         11,035     6,803
                                                   --------- ---------
Total assets                                       $857,535  $699,288
                                                   --------- ---------
                                                   --------- ---------

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities           $271,843  $226,168
Income taxes payable                                  2,273     3,804
Future income taxes                                      34        24
Current portion long-term debt and capital leases     5,195     3,362
                                                   --------- ---------
Total current liabilities                           279,345   233,358

Long-term debt and capital leases                   146,602    75,437
Subordinated convertible debentures                  35,000    35,000
Future income taxes                                  14,805    12,703
                                                   --------- ---------
Total liabilities                                   475,752   356,498
                                                   --------- ---------

Commitments and contingencies

Shareholders' equity
Share capital                                       259,617   254,845
Issuable shares                                           -       721
Contributed surplus                                  12,681     4,806
Cumulative translation account                       26,983    20,062
Retained earnings                                    82,502    62,356
                                                   --------- ---------
Total shareholders' equity                          381,783   342,790
                                                   --------- ---------
Total liabilities and shareholders' equity         $857,535  $699,288
                                                   --------- ---------
                                                   --------- ---------



HUB INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
For the three months and twelve months ended
 December 31, 2004 and 2003
(in thousands of U.S. dollars)

                              Fourth quarter         Twelve months
                          --------------------- ----------------------
                              2004      2003        2004       2003
                          --------------------- ----------------------
                          (Unaudited)(Unaudited)(Unaudited)
Operating activities
Net earnings                  $3,884   $10,676     $26,244    $36,509
Items not affecting
 working capital:
  Amortization and
   depreciation                3,886     2,593      12,786      9,452
  (Gain)/loss on disposal
   of subsidiaries,
   property, equipment
   and other assets             (340)       79      (1,880)      (202)
  Non-cash stock based
   compensation                9,229     1,226      20,890      4,801
  Loss on write-off of
   trademarks                      -         -       2,587          -
  (Gain)/loss on put
   option liability                -         7           -       (160)
  Future income taxes          1,700     3,159         130      1,920
Non-cash working capital
 items
  Trust cash                  (5,206)  (10,559)     (3,351)      (886)
  Accounts and other
   receivables               (21,342)  (42,070)     15,672     (4,067)
  Prepaid expenses             2,645    (2,450)     (1,303)    (2,616)
  Accounts payable and
   accrued liabilities        34,827    52,024     (12,285)    13,431
  Other assets                   128       129         512     (2,062)
  Income taxes                (1,617)   (4,930)     (2,646)    (2,184)
                          --------------------- ----------------------
  Net cash flows from
   operating activities       27,794     9,884      57,356     53,936
                          --------------------- ----------------------

Investing activities
  Property and equipment -
   purchases                  (2,197)   (1,434)     (7,293)    (6,125)
  Property and equipment -
   proceeds on sale               15        22         159         69
  Purchase of
   subsidiaries, net of
   cash received              (3,907)   (3,882)    (94,307)   (14,881)
  Sale of subsidiaries         1,085       976       7,454      1,098
  Other assets                   298       255         687       (307)
                          --------------------- ----------------------
  Net cash flows used for
   investing activities       (4,706)   (4,063)    (93,300)   (20,146)
                          --------------------- ----------------------

Financing activities
  Long-term debt -
   advances                        -    (3,167)     65,000     65,000
  Long-term debt and
   capital leases -
   repayments                 (3,130)      (91)    (11,326)   (54,540)
  Proceeds from sale of
   executive plan shares          17         -         497        222
  Dividends paid              (1,528)   (1,516)     (6,098)    (6,068)
  Share capital - issued
   for cash, net of issue
   costs                           -        (2)          -        (61)
                          --------------------- ----------------------
  Net cash flows from
   (used for) financing
   activities                 (4,641)   (4,776)     48,073      4,553
                          --------------------- ----------------------

Effect of exchange rate
 changes on cash and cash
 equivalents                   1,649     1,946       4,023      3,067
                          --------------------- ----------------------
Change in cash and cash
 equivalents                  20,096     2,991      16,152     41,410
Cash and cash equivalents
 - Beginning of period        78,108    79,061      82,052     40,642
                          --------------------- ----------------------
Cash and cash equivalents
 - End of period             $98,204   $82,052     $98,204    $82,052
                          --------------------- ----------------------
                          --------------------- ----------------------



HUB INTERNATIONAL LIMITED
Non-cash stock based compensation
As of December 31, 2004, 2003, 2002
(in thousands of U.S. dollars)

Our non-cash stock based compensation includes stock options and restricted share units for senior employees as well as amortization of $14.4 million, or $0.41 per diluted share, of non-cash stock based compensation related to the estimated earnout due to management of Talbot over the next three years. In response to investor interest in the true impact of these costs, we began recognizing the expense of non-cash stock based compensation during 2003. Options vest evenly over three years and expire in seven years from issuance. Shares derived from the options are held in escrow for a period of five years from the date the options are granted, subject to early releases in certain circumstances. Restricted share units vest over periods ranging from 48 months to 95 months. Our policy is to expense the fair value of non-cash stock based compensation to employees over the period in which entitlement to the compensation vests. The amount of expense recognized in each year related to stock options will vary with respect to exercise and forfeiture of options.

Non-cash stock based compensation for the years ended December 31, 2004, 2003 and 2002 is comprised of the following:

                                                 2004    2003    2002
                                              ------------------------
Non-cash stock based compensation:
  Stock options granted June 2002              $1,955  $1,899  $1,089
  Stock options granted February 2003             445     410       -
  Stock based compensation granted for 2003
   bonuses                                      2,368   1,405       -
  Restricted share units                        1,609   1,087       -
  Other                                           125       -       -
                                              ------------------------
                                                6,502   4,801   1,089
  Stock based compensation related to Talbot
   acquisition                                 14,388       -       -
                                              ------------------------
                                              $20,890  $4,801  $1,089
                                              ------------------------
                                              ------------------------

The Company estimates the non-cash stock based compensation expense for 2005 through 2010 will be:

Year ended December 31,  2005    2006    2007    2008    2009    2010
                       -----------------------------------------------
Stock options granted
 June 2002               $851      $-      $-      $-      $-      $-
Stock options granted
 February 2003            366       -       -       -       -       -
Stock based
 compensation granted
 for 2003 bonues        2,340   2,254   2,163   2,163   2,163   2,104
Stock based
 compensation
 regarding Talbot
 acquisition           25,459   8,400   1,508       -       -       -
Restricted share units  1,661   1,654   1,618   1,618     347     130
Other                     112      27       9       -       -       -
                      ------------------------------------------------
                      $30,789 $12,335  $5,298  $3,781  $2,510  $2,234
                      ------------------------------------------------
                      ------------------------------------------------

In total, as of December 31, 2004, we had issued and outstanding approximately 1.5 million stock options at a weighted average exercise price of $15.34. Our closing share price on the New York Stock
Exchange was $18.41 on December 31, 2004.

    CONTACT: Hub International Limited
             Dennis J. Pauls, 312-279-4880
             email: dennis.pauls@hubinternational.com
             or
             Rosenbaum Advisors, Inc.
             Michael Rosenbaum, 847-749-1010
             email: michael@rosenbaumadvisors.com